Docusign Envelope ID: 073756A7-9F47-45D8-9A19-0FAB0B8D858A

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is between BlackBerry Corporation ("BlackBerry") and Tim Foote.

1. EMPLOYMENT

1.1 The Effective Date of this Agreement will be July 29, 2024.

1.2 You will continue to be employed with BlackBerry on a regular, full-time basis.

1.3 Your employment at BlackBerry will continue to be "at will". As such, it is for no definite term and, subject to the provisions of Section 4 of this Agreement, either you or BlackBerry may terminate the employment relationship at any time, for any reason, with or without cause.

1.4 You agree to continue to work from BlackBerry's Irving, Texas office location on a full-time basis. BlackBerry may appoint another work location in the future, subject to your agreement and to BlackBerry reimbursing you for reasonable relocation expenses.

1.5 Your position will be Chief Financial Officer of BlackBerry Limited and you will report directly to the Chief Executive Officer. As of the Effective Date, you shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional, fewer or alternative duties now or hereafter and/or otherwise reasonably assigned to you by the Chief Executive Officer.

1.6 BlackBerry's standard workweek is 40 hours. However, you will be required to devote whatever time is necessary to complete the requirements of your position, which will exceed 40 hours per week.

2. COMPENSATION

2.1 <u>Base Salary</u> - BlackBerry will pay you a bi-weekly base salary of $15,384.62 USD ($400,000 USD per annum), less payroll deductions and required withholdings, paid via direct deposit to your bank account.

2.2 <u>Incentive Bonus</u> - You will be eligible to participate in the BlackBerry Variable Incentive Pay (VIP) Program and earn a VIP bonus (the "VIP Bonus"), with an annualized target VIP Bonus opportunity amount of 75% of your base salary. The actual VIP Bonus earned, if any, will be based on the level of achievement of applicable performance criteria determined by BlackBerry, and may be more or less than your target VIP Bonus opportunity amount. Any VIP Bonus earned will be paid as soon as reasonably practicable after achievement of the applicable performance criteria has been determined following completion of the applicable fiscal year.

2.3 <u>Equity</u> – You will be eligible to participate in the BlackBerry Limited Equity Incentive Plan (the "Equity Incentive Plan"). In connection with your promotion, subject to approval by the Compensation, Nomination and Governance (CNG) Committee of the BlackBerry

BlackBerry Corporation
5030 Riverside Drive, Building 2, Suite 200, Irving, Texas, 75039, tel: +1-877-255-2377

Trademarks, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarks or registered trademarks of BlackBerry Limited, used under license, and the exclusive rights to such trademarks are expressly reserved.

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Limited Board of Directors (the "Board"), you will be eligible to receive a grant of time-based restricted units with a grant date value of $400,000 USD (the "TBRSUs") and a grant of performance-based restricted share units with a target grant date value of $400,000 USD (the "PBRSUs"), in each case, under the Equity Incentive Plan. 70% of the PBRSUs will vest entirely, partially, or not at all, based on BlackBerry Limited's total shareholder return on the NYSE Stock Market relative to the performance of the S&P Software & Services Select Industry Index over a three-year performance period. 30% of the PBRSUs will vest entirely, partially, or not at all, based on BlackBerry Limited's adjusted EBITDA margin percentage over a three-year performance period. The TBRSUs and the PBRSUs will be subject to the terms and conditions of the Equity Incentive Plan and the applicable award agreement, including with respect to vesting and forfeiture. Nothing in this Agreement will constitute the grant of equity or an equity award or entitle you to any rights as a shareholder of BlackBerry Limited.

3. BENEFITS

3.1 You will continue to be eligible to participate in BlackBerry's U.S. benefit plans and programs as may be adopted from time to time by BlackBerry. BlackBerry and its affiliates may adopt, amend, terminate, or modify employee benefit plans and arrangements at any time.

3.2 You will continue to accrue vacation at the accrual rate pursuant to BlackBerry's applicable U.S. Time Away From Work Guideline. The current guideline in effect provides for your accrual of twenty (20) days per year. Vacation accrual, usage, and scheduling are subject to the terms of BlackBerry's policies, which may be amended by BlackBerry at its sole discretion from time to time.

4. CESSATION OF EMPLOYMENT

4.1 Termination by You - You may resign from employment with BlackBerry at any time upon providing three (3) months' prior written notice, which can be waived in whole or in part by BlackBerry. Upon resignation, you will have no entitlement to compensation or damages of any kind except for unpaid base salary, accrued and unused vacation earned to the Date of Termination (as defined in paragraph 4.5(a)(i) below) and reasonable unpaid business expenses in accordance with prevailing BlackBerry policies. All your employee benefits will cease upon the Date of Termination. For greater certainty, termination by you for Good Reason (as defined in paragraph 4.5(b) below) will not constitute a voluntary resignation for the purposes of this subsection 4.1.

4.2 Termination by BlackBerry for Just Cause - BlackBerry may terminate your employment at any time for Just Cause without notice or pay in lieu of notice or damages of any kind except for unpaid base salary, accrued and unused vacation earned to the Date of Termination and reasonable unpaid business expenses in accordance with prevailing BlackBerry policies. All your employee Benefits will cease immediately as of the Date of Termination.

4.3 Termination by BlackBerry Without Cause - BlackBerry may terminate your employment without Just Cause and you may terminate your employment for Good Reason, and in either case, BlackBerry will provide you with the following severance benefits, subject to

BlackBerry Corporation
5030 Riverside Drive, Building 2, Suite 200, Irving, Texas, 75039, tel: +1-877-255-2377

Trademarks, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarks or registered trademarks of BlackBerry Limited, used under license, and the exclusive rights to such trademarks are expressly reserved.

Docusign Envelope ID: 073756A7-9F47-45D8-9A19-0FAB0B8D858A

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your signing and not revoking a separation and general release of claims agreement provided by BlackBerry ("Release Agreement"):

a) BlackBerry will continue to pay you your then current annual base salary for a period of 12 months, plus one month of base salary for each completed year of service, to a cumulative maximum of 24 months of base salary continuation from the Date of Termination (the "Severance Period"), payable in accordance with BlackBerry's ordinary payroll practices in effect from time to time and which will begin on the first payroll period immediately following the date on which the Release Agreement becomes irrevocable.

b) If you elect to receive continued medical, dental, or vision coverage under one or more of BlackBerry's group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), BlackBerry will directly pay, or reimburse you for, the COBRA premiums, less the amount you would have had to pay to receive group health coverage for you and your covered dependents based on the cost for active employees at such time, for you and your covered dependents under such plans during the Severance Period.

c) Notwithstanding the terms of the applicable equity plan or award agreement to the contrary, all of your unvested equity awards (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and conditions of the Equity Incentive Plan) will continue to vest during the Severance Period following the Date of Termination, and once vested will be exercisable in accordance with the terms of the applicable equity plan(s) and the award agreement(s). At the end of the Severance Period, any unvested equity awards will expire immediately, be forfeited for no consideration and of no force or effect.

d) BlackBerry will pay your earned VIP Bonus, if any, for the fiscal year in which the Date of Termination occurs. Such payment is to be made at the time that BlackBerry generally pays bonuses to its VIP participants.

e) Notwithstanding the foregoing, BlackBerry may change the characterization of the termination to for Cause within thirty (30) days before or after the effective date of termination if BlackBerry or the Board has learned of new information or otherwise upon a showing that the termination could have been for Cause.

4.4 Termination Before or Following Change of Control - In the event your employment is terminated by BlackBerry or its successor, without Just Cause or in the event you terminate your employment for Good Reason, in each case, within twenty-four (24) months immediately following the date of a Change of Control (as defined in paragraph 4.5(d) below) or during the period preceding the effective date of a Change of Control but after which BlackBerry has commenced discussions or negotiations with a potential acquirer (the "Acquiror"), which discussions or negotiations result in a Change of Control with the Acquiror or any person or entity in affiliated therewith, then in lieu of the payments and benefits in subsection 4.3, you will be entitled to the following severance benefits, subject to your signing and non-revocation of the Release Agreement:

BlackBerry Corporation
5030 Riverside Drive, Building 2, Suite 200, Irving, Texas, 75039, tel: +1-877-255-2377

Trademarks, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarks or registered trademarks of BlackBerry Limited, used under license, and the exclusive rights to such trademarks are expressly reserved.

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a) BlackBerry will, promptly following the Date of Termination, make a lump sum payment to you equal to your annual base salary effective as of the Date of Termination multiplied by two (2), payable within 60 days after the Date of Termination.

b) If you elect to receive continued medical, dental, or vision coverage under one or more of BlackBerry's group healthcare plans pursuant to COBRA, BlackBerry will directly pay, or reimburse you for, the COBRA premiums, less the amount you would have had to pay to receive group health coverage for you and your covered dependents based on the cost for active employees at such time, for 24 months after your Date of Termination.

c) Notwithstanding the terms of any equity plan or award agreement to the contrary, all of your unvested equity awards (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and condition of the Equity Incentive Plan) will immediately and automatically become fully vested (at 100% target, in the case of performance-based awards) and exercisable on the Date of Termination.

d) BlackBerry will, in lieu of any bonus or incentive compensation, pay you a lump sum payment in an amount equal to two times your then current target amount of VIP Bonus, payable within 60 days after the Date of Termination.

4.5 Definitions – For the purpose of this Agreement

a) "Date of Termination" means:

(i) in the event of the termination of your employment as a result of your resignation, termination by BlackBerry for Just Cause or termination by BlackBerry without Just Cause, the earlier of the date specified in the written notice of termination, if any, and the last day worked;

(ii) for termination for Good Reason, the date determined in accordance with paragraph 4.5(b) below; or

(iii) for termination due to Change of Control, your last day worked.

b) "Good Reason" means the occurrence of any of the following without your express written consent:

(i) a material and detrimental alteration of your position, duties or responsibilities with BlackBerry, unless part of a general change for multiple, similarly situated employees and other than as a result of an isolated, insubstantial, and inadvertent action not taken in bad faith; provided, however, that a Change of Control of BlackBerry Limited, of either Business Unit or of any Business Unit Subsidiary (each as defined in paragraph 4.5(d) below and each a "Target") shall not alone constitute Good Reason if (1) the Target becomes a subsidiary, division or business unit of the acquiror or successor company and you retain a position of equal or greater duties and responsibilities in the Target, even if

BlackBerry Corporation
5030 Riverside Drive, Building 2, Suite 200, Irving, Texas, 75039, tel: +1-877-255-2377

Trademarks, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarks or registered trademarks of BlackBerry Limited, used under license, and the exclusive rights to such trademarks are expressly reserved.

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you do not have a substantially comparable position, duties and responsibilities in the acquiror or successor as a whole, or (2) the Target is a Business Unit or a Business Unit Subsidiary and you retain a position of equal or greater duties and responsibilities in BlackBerry Limited as it continues following the Change of Control;

(ii) a reduction in your annual base salary of at least 10%, except where such reduction is part of a general reduction in the base salary of all of the executive officers of BlackBerry Limited which does not occur following a Change of Control and affects you in substantially the same manner as the other executive officers of BlackBerry Limited;

(iii) the failure to continue your participation in any share option, share purchase, profit sharing, bonus or other incentive compensation plan unless BlackBerry provides replacement arrangements which are comparable in the aggregate, or

(iv) the material breach of this Agreement by BlackBerry which is not cured by BlackBerry within thirty (30) days of written notice from you.

Your continued employment shall not constitute consent or a waiver of your rights to assert Good Reason hereunder on the condition that you may only effect a termination for Good Reason through notice thereof within thirty (30) days following the occurrence of actions or failures to act or your knowledge of the same giving rise to the Good Reason, and shall have duly notified BlackBerry of the basis for such Good Reason and providing BlackBerry with thirty (30) days after receipt of such notice to cure the basis of such claim, and you must terminate your services at the end of such thirty (30) day cure period if BlackBerry has not cured such event or condition. Notwithstanding any provision to the contrary, BlackBerry may place you on paid leave for up to ninety (90) days while it is determining whether there is a basis to terminate your employment for Cause, which action by BlackBerry will not constitute Good Reason.

c) "Just Cause" means BlackBerry's good-faith determination that any of the following has occurred:

(i) your conviction of guilt, plea to or confession of guilt, or plea of nolo contendere with respect to a felony, or a misdemeanor involving moral turpitude which would reasonably be expected to have a material adverse effect on BlackBerry Limited;

(ii) fraud or a breach of fiduciary duty with respect to BlackBerry Limited;

(iii) intentional or grossly negligent action that exposes BlackBerry Limited to a material risk of material legal liability (including without limitation a monetary fine or penalty pursuant to a violation of any law, rule, or regulation) or a material risk of public disgrace or disrepute;

(iv) gross negligence or willful misconduct with respect to your obligations to

BlackBerry Corporation
5030 Riverside Drive, Building 2, Suite 200, Irving, Texas, 75039, tel: +1-877-255-2377

Trademarks, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarks or registered trademarks of BlackBerry Limited, used under license, and the exclusive rights to such trademarks are expressly reserved.

Docusign Envelope ID: 073756A7-9F47-45D8-9A19-0FAB0B8D858A

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BlackBerry Limited;

(v) material breach of the Restrictive Covenant Addendum, whether during employment or subsequent to your termination;

(vi) material breach of BlackBerry Limited's Code of Business Standards and Principles; or

(vii) your failure to perform a material part of your duties (other than as a result of incapacity or disability due to physical or mental illness as certified by a qualified medical practitioner) after receiving written notice of the performance issues and the opportunity to substantially correct these issues within 30 days after receiving written notice.

An act, or failure to act above, shall be considered "willful" only if it is done, or omitted to be done, without reasonable belief that the act or failure to act was in the best interest of BlackBerry Limited.

d) "Change of Control" means the occurrence of any of the following:

(i) an amalgamation, merger, share exchange, consolidation, arrangement or other reorganization (each, a "Transaction") involving either (A) BlackBerry Limited or (B) any present or future direct or indirect subsidiary of BlackBerry Limited which at the time of the completion of the Transaction directly or indirectly operates, or owns all or substantially all of the assets used solely in the operation of, either the Cybersecurity business of BlackBerry Limited or the IoT business of BlackBerry Limited (each, a "Business Unit"), in either case on a consolidated basis (a subsidiary in (B) being a "Business Unit Subsidiary") and another corporation or other legal entity, other than an affiliate of BlackBerry Limited, as a result of which the holders of the voting shares of BlackBerry Limited or the Business Unit Subsidiary, as the case may be, immediately prior to the completion of the Transaction hold less than 50% of the voting power of all of the shares of such entity immediately after completion of the Transaction;

(ii) any person (for the purposes of this paragraph 4.5(d), as defined in the *Business Corporations Act* (Ontario)) or group of persons acting jointly or in concert (within the meaning of Ontario securities law), other than any person that is an affiliate of BlackBerry Limited, acquires or becomes the beneficial owner of, directly or indirectly, shares possessing more than 50% of the voting power of all of the shares of BlackBerry Limited or of a Business Unit Subsidiary, whether through the acquisition of previously issued and outstanding shares or of shares that have not been previously issued, or any combination thereof, or any other transaction having similar effect.

(iii) the acquisition in one transaction or a series of transactions, whether related or unrelated, by any person or persons of all or substantially all of the assets (A) of BlackBerry Limited or (B) used solely in the operation of either Business Unit, in either case on a consolidated basis, and in the case of (A) or (B) other than a disposition or transfer of assets to BlackBerry Limited and/or an affiliate of

BlackBerry Corporation
5030 Riverside Drive, Building 2, Suite 200, Irving, Texas, 75039, tel: +1-877-255-2377

Trademarks, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarks or registered trademarks of BlackBerry Limited, used under license, and the exclusive rights to such trademarks are expressly reserved.

Docusign Envelope ID: 073756A7-9F47-45D8-9A19-0FAB0B8D858A

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BlackBerry Limited as part of a reorganization of assets of BlackBerry Limited and/or its affiliates); or

(iv) as a result of or in connection with an actual or threatened contested election of directors, the management nominees named in the most recent management proxy circular of BlackBerry Limited for election to the Board do not constitute a majority of the Board.

5. CONDITIONS OF EMPLOYMENT

5.1 This Agreement is conditional on you being legally entitled to work for BlackBerry in the United States in this position.

5.2 This offer is also conditional upon your having signed BlackBerry Limited's Business Standards and Principles, Employee Confidentiality and Intellectual Property Agreement, all of which are incorporated herein by reference.

5.3 Attached as Schedule A to this Agreement is BlackBerry's Restrictive Covenant Addendum (the "Addendum"). As a condition of entering into this Employment Agreement, you agree to execute and to be bound by all the terms and conditions of the Addendum.

5.4 You further agree that BlackBerry may notify a prospective or actual new employer of your rights and obligations under the Employee Confidentiality and Intellectual Property Agreement and Restrictive Covenant Addendum, and that BlackBerry may provide such agreements in whole or part (at its option) to any such new employer.

6. ONGOING OBLIGATIONS OF EMPLOYMENT

6.1 As ongoing requirements of employment with BlackBerry, you agree:

(a) To comply with BlackBerry Limited's Business Standards and Principles, and related documents, and Employee Confidentiality and Intellectual Property Agreement.

(b) To comply with BlackBerry company and departmental policies, rules, practices, and the terms and conditions laid out in the company and/or departmental handbooks and/or BlackBerry Square (internal website) that are now in force or which may be amended, revised or introduced from time to time.

(c) To continue to maintain legal immigration status (if applicable) within the country in which you are, or will be, employed by BlackBerry and to continue to meet the requirements of the applicable immigration legislation and regulations of that country.

(d) That you understand and consent to the fact that in the course of employment, BlackBerry will be required, from time to time, to collect, use, and disclose personal information to administer the employment relationship.

BlackBerry Corporation
5030 Riverside Drive, Building 2, Suite 200, Irving, Texas, 75039, tel: +1-877-255-2377

Trademarks, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarks or registered trademarks of BlackBerry Limited, used under license, and the exclusive rights to such trademarks are expressly reserved.

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(e) That, as a senior employee, you will be considered a corporate insider, and will be required to complete certain documentation and be subject to certain restrictions in relation to the purchase and sale of BlackBerry Limited stock. Please refer to the Insider Trading Policy for more information.

(f) You agree that, during your employment and at any time thereafter, you shall not directly or indirectly (a) make any statement, whether in commercial or non-commercial speech, disparaging, criticizing, defaming, slandering, or ridiculing in any way BlackBerry, its affiliates or its or their respective officers and directors, or any products or services offered by any of these entities, or (b) engage in any other conduct or make any other statement that, in each case, should reasonably be expected to impair the goodwill or reputation of BlackBerry, its affiliates, or its or their respective officers and directors, or any products or services offered by any of these entities. Nothing contained in this subsection 6.1(f) shall in any way restrict you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

7. TERMINATION OBLIGATIONS

7.1 Return of Property: You agree that all property (including without limitation all equipment, tangible proprietary information, documents, records, electronic communications, notes, contracts and computer-generated materials) furnished to or created or prepared by you incident to your employment belongs to BlackBerry and its affiliates and shall be promptly returned to BlackBerry and its affiliates upon termination of your employment, or immediately if requested during your employment. Notwithstanding any prior or future provision of this Agreement or any other policy, representation, or understanding to the contrary, you agree that your obligation to return property shall apply if you use any personal device, method of communication, or data source or storage, for any BlackBerry purpose, such that you will promptly make available at any time to BlackBerry any such personal device for return or destruction, at BlackBerry's option, of BlackBerry property.

7.2 Following termination of your employment under this Agreement, whether with or without Cause or Good Reason, you shall be deemed to have resigned from all offices and directorships then held with BlackBerry and its affiliates and shall reasonably cooperate with BlackBerry in the winding up of pending work on behalf of BlackBerry and the orderly transfer of work to other employees.

7.3 On the last day of your employment, you will cooperate with BlackBerry in completing and signing the Company's Certificate of Compliance Post Termination, a copy of which is attached hereto as Exhibit A.

8. GENERAL

8.1 The titles and descriptive headings of the articles of this Agreement are inserted solely for convenience, are not part of this Agreement and do not in any way limit or amplify this Agreement.

BlackBerry Corporation
5030 Riverside Drive, Building 2, Suite 200, Irving, Texas, 75039, tel: +1-877-255-2377

Trademarks, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarks or registered trademarks of BlackBerry Limited, used under license, and the exclusive rights to such trademarks are expressly reserved.

9. T. Foote BlackBerry Corporation 5030 Riverside Drive, Building 2, Suite 200, Irving, Texas, 75039, tel: +1-877-255-2377 Trademarks, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarks or registered trademarks of BlackBerry Limited, used under license, and the exclusive rights to such trademarks are expressly reserved. 8.2 In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Schedule, Exhibit or Addendum hereto, the provisions of this Agreement shall prevail. 8.3 The obligations contained in this Agreement and all Schedules, Appendices or Addendums to this Agreement are each independent covenants, and if any provision, or part thereof contained in this Agreement, or any Schedule, Exhibit or Addendum of this Agreement is prohibited or declared invalid, illegal or unenforceable by a court or other lawful authority, this Agreement and all attachments hereto shall continue in force, with respect to the enforceable provisions, and all rights and remedies accrued under the enforceable provisions shall survive any such declaration. 8.4 This Agreement and all Schedules, Exhibits, Addendums, or documents incorporated by reference herein constitute the entire Agreement between BlackBerry and you and supersedes all prior negotiations, oral or written understandings (if any) relating to your employment with BlackBerry. 8.5 No supplement, waiver, amendment, modification, or rescission of this Agreement shall be binding unless set forth in writing and signed by both parties. 8.6 This Agreement shall inure to the benefit and be binding upon each party and its heirs, executors, administrators, successors and permitted assigns. 8.7 This Agreement shall be governed by and construed under the laws of the state of Delaware. Both parties irrevocably agree to submit any claims arising from or otherwise related to this Agreement to the exclusive jurisdiction of the state and federal courts of the state of Delaware, and irrevocably waive any objection which either may have to the same, including but not limited to, any objection for lack of personal jurisdiction. 8.8 You agree that no representation or inducement has caused you to forego any other opportunity or to leave any previous employment. 8.9 BlackBerry may withhold from any amounts payable to you hereunder all federal, state, city, or other taxes that BlackBerry may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that you will be responsible for payment of all taxes in respect of the payments and benefits provided herein). In no event will you be entitled to a tax gross-up or tax reimbursement on amounts payable under this Agreement. 8.10 Notwithstanding anything set forth herein to the contrary: (i) no amount payable pursuant to this Agreement on account of your termination of employment which constitutes a “deferral of compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) will be paid unless and until you have incurred a “separation from service” (as that term is used in Section 409A of the Code); and (ii) if the Company determines that the severance payments described in subsections 4.3 or 4.4 constitute a deferral of compensation for purposes of Section 409A of the Code spans calendar years, the severance payments will not begin or be paid until the second calendar year. Each installment payment hereunder will be treated as a separate payment

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for purposes of Section 409A of the Code. Any reimbursements or in-kind benefits provided to or for the benefit of Executive that constitute a "deferral of compensation" for purposes of Section 409A of the Code will be provided in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv). Accordingly, (x) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (y) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year. BlackBerry intends that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement will be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code or an applicable exemption thereunder. However, BlackBerry does not guarantee any particular tax effect for income provided to you pursuant to this Agreement. In any event, except for BlackBerry's responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, BlackBerry will not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this Agreement. Notwithstanding the foregoing, if this Agreement or any benefit paid to you hereunder is deemed to be subject to Section 409A of the Code, you consent to BlackBerry adopting such conforming amendments as BlackBerry deems necessary, in its sole discretion, to comply with Section 409A of the Code, without reducing the amounts of any benefits due to you hereunder.

8.11 You acknowledge that you have been given the opportunity to read, evaluate and discuss the provisions of this Agreement and the attached schedules and documents with your personal advisors and with representatives of BlackBerry. You further acknowledge that you were in fact individually represented by legal counsel of your choice in negotiating the terms of this Agreement.

8.12 BlackBerry has an accommodation process and policies in place and provides accommodations for employees with disabilities. If you require a specific accommodation because of a disability or a medical need, please contact BlackBerry Human Resources at HRHealthMgt@blackberry.com so that the accommodation process can take place before you begin your BlackBerry employment.

(Signature Page Follows This Page)

BlackBerry Corporation
5030 Riverside Drive, Building 2, Suite 200, Irving, Texas, 75039, tel: +1-877-255-2377

Trademarks, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarks or registered trademarks of BlackBerry Limited, used under license, and the exclusive rights to such trademarks are expressly reserved.

12. T. Foote BlackBerry Corporation 5030 Riverside Drive, Building 2, Suite 200, Irving, Texas, 75039, tel: +1-877-255-2377 Trademarks, including but not limited to BLACKBERRY, EMBLEM Design, BBM and BES are the trademarks or registered trademarks of BlackBerry Limited, used under license, and the exclusive rights to such trademarks are expressly reserved. EXHIBIT A CERTIFICATE OF COMPLIANCE POST TERMINATION (To be executed at time of termination only) I hereby certify that I have complied with and will continue to comply with all the terms of the Employee Confidentiality & Intellectual Property Agreement (the “Agreement”), which I signed, as well as continuing covenants under the Employment Agreement and Restrictive Covenant Addendum that survive by their terms, including without limitation the covenant not to disparage the Company, as well as the non-competition and non-solicitation covenants. All capitalized terms used but not defined in this certificate will have the meanings ascribed to them in the Agreement. I further certify that I do not have in my possession, nor have I failed to return to Company, any Confidential Information or copies of such information, or other documents or materials, equipment, or other property belonging to Company. I further certify that I will not retain any electronic, written or other tangible material containing any information concerning or disclosing any of Company’s Confidential Information. I agree that, in compliance with the Agreement, I will preserve as secret all of Company’s Confidential Information, and I will not participate in the unauthorized use or disclosure of Company’s Confidential Information. On termination of my employment with Company, I will be employed by _____________ and will be working in connection with the following projects or matters: __________________________________________________________________________ __________________________________________________________________________ __________________________________________________________________________ __________________________________________________________________________ __________________________________________________________________________ Date: ____________________ ___________________________________ Tim Foote (signature) (To be executed at time of termination only)